UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 1, 2017

ONCOSEC MEDICAL INCORPORATED

(Exact name of registrant as specified in its charter)

Nevada	000-54318	98-0573252
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5820 Nancy Ridge Drive San Diego, California	92121
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (855) 662-6732

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

(d)         On September 1, 2017, the Board of Directors of OncoSec Medical Incorporated (the “Company”) appointed Dr. Annalisa M. Jenkins as a director on the Company’s Board of Directors and as a member of the Audit Committee and Nominating & Corporate Governance Committee of the Company’s Board of Directors, in each case effective as of September 5, 2017. The Company’s Board of Directors has determined that Dr. Jenkins qualifies as independent under applicable rules of the Nasdaq Stock Market.

Dr. Jenkins, M.B.B.S., F.R.C.P., age 52, has served as the president, chief executive officer and a director on the board of directors of Dimension Therapeutics since September 2014. Prior to joining Dimension Therapeutics, Dr. Jenkins served as Executive Vice President and Head of Global Research and Development at Merck Serono, where she also led Global Medical Affairs and Quality and was a member of its Pharmaceutical Executive Committee from 2013 to 2014. She also served as Executive Vice President Global Development and Medical Affairs from 2011 to 2013 at Merck Serono. Prior to this, Dr. Jenkins held several leadership roles at Bristol-Myers Squibb from 1997 to 2011, most recently serving as Senior Vice President and Head of Global Medical Affairs. Earlier in her career, Dr. Jenkins was a Medical Officer in the British Royal Navy during the Gulf Conflict, achieving the rank of surgeon lieutenant commander. Dr. Jenkins is a member of the board of directors of Ardelyx, Inc., Biothera Pharmaceutical Inc., iOX Therapeutics Limited, MedCity and Vium (elected to executive chair in 2017) and previously served as a board member of Prosensa Holding N.V. (acquired by BioMarin Pharmaceutical) and Viventia Bio, Inc. (acquired by Eleven Bio). She also is a committee member of the Science Board to the U.S. Food and Drug Administration, serves on the board of the Center for Talent Innovation (U.K.) and is on the Advisory Panel of the Healthcare Businesswomen’s Association. Dr. Jenkins graduated with a degree in medicine from St. Bartholomew’s Hospital in the University of London and subsequently trained in cardiovascular medicine in the U.K. National Health Service.

Dr. Jenkins’s compensation for her services as a director, including her services on all committees of the Company’s Board of Directors, will consist of annual cash compensation of $50,000. In addition, upon her appointment as a director, Dr. Jenkins was granted a stock option award to purchase up to 100,000 shares of the Company’s common stock, which has an exercise price of $0.979 and vests in equal monthly installments over a 12-month period subject to continued service as a director on each vesting date. Additionally, upon her appointment, the Company entered into an indemnification agreement with Dr. Jenkins in the same form as the indemnification agreements the Company has entered into with its other directors. In general, these indemnification agreements require the Company to indemnify a director to the fullest extent permitted by law against liabilities that may arise by reason of his or her service for the Company. Other than these arrangements, there are no arrangements or understandings between Dr. Jenkins and any other persons pursuant to which she was selected as a director of the Company. Dr. Jenkins is not a party to any transaction that would require disclosure under Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission.

Item 8.01	Other Events.

On September 5, 2017, the Company issued a press release announcing the appointment of Dr. Jenkins as a director of the Company, a copy of which is attached as Exhibit 99.1 hereto and incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOSEC MEDICAL INCORPORATED

Dated: September 5, 2017	By:	/s/ Punit Dhillon
	Name:	Punit Dhillon
	Title:	President and Chief Executive Officer

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